                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- - --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                LTX Corporation
                (Name of Registrant as Specified In Its Charter)

                                LTX Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- - --------------------------------------------------------------------------------

                                     [LOGO]

                                LTX CORPORATION
                         LTX PARK AT UNIVERSITY AVENUE
                         WESTWOOD, MASSACHUSETTS 02090

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 7, 1994

     The Annual Meeting of Stockholders of LTX Corporation will be held at the offices of LTX Corporation, LTX Park at University Avenue, Westwood, Massachusetts, on December 7, 1994, beginning at 3:30 p.m. local time, for the following purposes:

          1. To elect three members to the Board of Directors to serve for a three-year term as Class II Directors.

          2. To consider and act upon proposed amendments to the 1990 Incentive Stock Option Plan to increase the number of shares subject to the Plan from 1,500,000 to 2,700,000 shares and to provide for the grant of nonstatutory stock options under the Plan.

          3. To consider and act upon a proposal to approve the 1995 LTX (Europe) Ltd. Approved Stock Option Plan.

          4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on October 24, 1994 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the meeting.

 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                               PAMELA A. KEATING, Clerk

November 1, 1994

                                LTX CORPORATION
                                PROXY STATEMENT

                                                              November 1, 1994

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LTX Corporation ("LTX" or the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on December 7, 1994, and any adjournments thereof (the "Annual Meeting"). Shares as to which a proxy has been executed will be voted as specified in the proxy. A majority in interest of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included. A proxy may be revoked at any time by notice in writing received by the Clerk of the Company before it is voted.

     Solicitation of proxies by mail is expected to commence on November 1, 1994, and the cost thereof will be borne by the Company. Copies of solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses.

                               VOTING SECURITIES

     The Company's only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. Each stockholder of record on October 24, 1994, is entitled to one vote for each share registered in such stockholder's name. As of that date there were 26,244,690 shares of common stock issued and outstanding.

                              CERTAIN STOCKHOLDERS

     The following table sets forth, as of October 1, 1994, the amount and percentage of outstanding common stock of the Company beneficially owned by (i) each person known by the Company to beneficially own 5% of the Company's outstanding common stock, (ii) each executive officer named in the Summary
Compensation Table under the heading "Compensation of Executives" on page 5,
(iii) each director and (iv) all directors and executive officers of the Company as a group, on the basis of information supplied to the Company.

                                                              NUMBER OF SHARES
                                                               OF COMMON STOCK           PERCENT OF
                  NAME AND ADDRESS(1)                       BENEFICIALLY OWNED(2)       COMMON STOCK
                  -------------------                       ---------------------       ------------
State of Wisconsin Investment Board.....................          2,575,000                  9.8%
Ando Electric Co., Ltd..................................          2,000,000                  7.1%
Graham C. C. Miller.....................................            887,530                  3.4%
Richard Boltrus.........................................            348,515                  1.3%
Roger W. Blethen........................................            295,290                  1.1%
Martin S. Francis.......................................            101,932                    *
Kenneth E. Daub.........................................             64,950                    *
John J. Arcari..........................................             49,790                    *
David A. Adey...........................................             48,608                    *
Jacques Bouyer..........................................             13,230                    *
Fred J. Butler..........................................              7,667                    *
Robert E. Moore.........................................              7,000                    *

                                                              NUMBER OF SHARES
                                                               OF COMMON STOCK           PERCENT OF
                  NAME AND ADDRESS(1)                       BENEFICIALLY OWNED(2)       COMMON STOCK
                  -------------------                       ---------------------       ------------
Roger J. Maggs..........................................                -0-                    *
Samuel Rubinovitz.......................................                -0-                    *
All directors and executive officers
  as a group (12 persons)...............................          1,817,363                  6.7%

- - ---------------

     * Less than 1%.

     (1) The address of each person named in the table is the same as the Company's except for State of Wisconsin Investment Board which is P.O. Box 7842, Madison, Wisconsin 53707 and Ando Electric Co., Ltd. which is 19-7, Kamata, 4-chome, Ota-ku, Tokyo 144, Japan.

     (2) All shares owned by Ando Electric Co., Ltd. are covered by a warrant exercisable within sixty days. Shares owned by Messrs. Miller, Boltrus, Blethen, Francis, Daub, Arcari, Adey, Bouyer, Butler and Moore, and by all executive officers and directors as a group include 194,600 shares, 137,740 shares, 141,600 shares, 77,400 shares, 64,950 shares, 48,750 shares, 38,421 shares,
7,230 shares, 6,667 shares, 5,000 shares and 722,358 shares, respectively, covered by stock options exercisable within sixty days.

                         ITEM 1.  ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The present term of office for the Class II Directors expires at the Annual Meeting of Stockholders to be held December 7, 1994. The nominees for election as Class II Directors are Messrs. Blethen, Butler and Maggs. Mr. Blethen was elected a Director at the Annual Meeting of Stockholders held in December 1991. Mr. Butler was elected a Director by the Board of Directors in November 1993 and Mr. Maggs was elected a Director by the Board of Directors in June 1994. If re-elected, the Class II nominees will hold office until the Annual Meeting of Stockholders to be held in 1997 and until their successors shall have been elected and shall have qualified.

     Unless a proxy is executed to withhold authority for the election of any or all of the nominees for Class II Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of all of the nominees for Class II Directors. If the proxy indicates that the stockholder wishes to withhold a vote from any or all nominees for Class II Directors, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that any of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxies will vote for the other nominees and may vote for a substitute for such nominee.

     Set forth below is information for each of the nominees for Class II Directors to be elected at the Annual Meeting, and for each of the Class III Directors and Class I Directors who will continue to serve until the Annual Meetings of the Stockholders to be held in 1995 and 1996, respectively.

NOMINEES TO SERVE AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 1997 ANNUAL MEETING
(CLASS II DIRECTORS)

              NAME                                   BUSINESS AFFILIATIONS
              ----                                   ---------------------
Roger W. Blethen.................  Mr. Blethen, age 43, has been a Director since 1980 and was elected a President of the Company in February 1994.
                                     Prior to his election as President, he was a Senior Vice
                                     President since 1985 responsible for all engineering and
                                     marketing activities of LTX and has served in a number
                                     of senior management positions with the Company since
                                     its formation in 1976. Mr. Blethen was a founder of the
                                     Company.

              NAME                                   BUSINESS AFFILIATIONS
- - ---------------------------------  ----------------------------------------------------------
Fred J. Butler...................  Mr. Butler, age 65, was elected a Director of the Company in 1993. Mr. Butler was Vice President Finance of Thinking
                                     Machines Corporation, a manufacturer of supercomputers,
                                     from 1988 until his retirement in 1994. From 1980 until
                                     1988 Mr. Butler was Senior Vice President Finance and
                                     Treasurer of Compugraphic Corporation, a supplier of
                                     photo typesetting equipment.
Roger J. Maggs...................  Mr. Maggs, age 48, was elected a Director of the Company in June 1994. Mr. Maggs is currently President of Celtic
                                     House Investment Partners, a private investment firm.
                                     Mr. Maggs was a Vice President of Alcan Aluminium
                                     Limited from 1986 until June 1994.


DIRECTORS SERVING A THREE-YEAR TERM EXPIRING AT THE 1995 ANNUAL MEETING (CLASS
III DIRECTORS)

              NAME                                   BUSINESS AFFILIATIONS
- - ---------------------------------  ----------------------------------------------------------
Jacques Bouyer...................  Mr. Bouyer, age 66, was elected a Director of the Company in 1991. Mr. Bouyer has been a management consultant since
                                     1990. Mr. Bouyer was Chairman of the Board and Chief
                                     Executive Officer of Philips Composants S.A., an
                                     electronics company which is a wholly-owned subsidiary
                                     of Philips Electronics N.V. from 1986 until his
                                     retirement from that company in 1990. He is also a
                                     director of Richardson Electronics, Ltd.
Martin S. Francis................  Mr. Francis, age 48, has been a Director since 1991 and was elected a President of the Company in February 1994.
                                     Prior to his election as President, he was a Senior Vice
                                     President (1991 until 1994) and a Vice President (1987
                                     until 1991) responsible for international sales and
                                     support activities. He has held senior management
                                     positions in the Company's European and Japanese
                                     operations since joining LTX in 1982.
Samuel Rubinovitz................  Mr. Rubinovitz, age 64, was elected a Director of the
                                     Company in September 1994. He was Executive Vice President
                                     of EG&G, Inc., responsible for the aerospace,
                                     optoelectronics and instrument product groups from 1989
                                     until his retirement in 1994. He is a director of EG&G,
                                     Inc., Richardson Electronics, Ltd., KLA Instruments Inc.
                                     and Kronos Inc.


DIRECTORS SERVING A THREE-YEAR TERM EXPIRING AT THE 1996 ANNUAL MEETING (CLASS I
DIRECTORS)

              NAME                                   BUSINESS AFFILIATIONS
- - ---------------------------------  ----------------------------------------------------------
Graham C. C. Miller..............  Mr. Miller, age 63, has been the Chairman of the Board of the Company since its formation in 1976. Mr. Miller was a
                                     founder of the Company and was President of the Company
                                     from 1976 until February 1994. Mr. Miller is also a
                                     director of Newbridge Networks Corporation.

              NAME                                   BUSINESS AFFILIATIONS
              ----                                   ---------------------
Robert E. Moore..................  Mr. Moore, age 56, has been a Director of the Company since 1989. Mr. Moore is currently President and Chairman
                                     of the Board of Reliable Power Meters, Inc., a company
                                     founded by him in 1992 which manufactures and sells
                                     power measurement instruments. He also was a founder of
                                     Basic Measuring Instruments, Inc., which manufactures
                                     and sells power measurement instruments, and served as a
                                     director of that company from 1982 until 1990 and as a
                                     Senior Vice President responsible for marketing and
                                     sales from 1985 until 1990.

RECOMMENDED VOTE

     The affirmative vote of the holders of a plurality of the Company's outstanding common stock present in person or by proxy and voting at the Annual Meeting is required to elect the Class II Directors. The Board of Directors recommends you vote "FOR" the election of its nominees for Class II Directors.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive a retainer of $12,000 per year, payable on a quarterly basis, a fee of $1,000 for each directors' meeting attended and a fee of $1,000 for attendance at each meeting of a committee approved by the Board of Directors. Directors are also reimbursed for travel expenses for attending meetings. In addition, directors who are not employees of the Company receive an option to purchase 20,000 shares, at an option price of $1.00 per share, on the date first elected to the Board, 6,000 additional shares, at an option price of $1.00 per share, in each year served as a member of the Board, 2,000 additional shares, at an option price of $1.00 per share, in each year served as chairman of a committee of the Board and 1,000 additional shares, at an option price of $1.00 per share, in each year served as a member of a committee of the Board. In addition, directors who are not employees of the Company may elect to pay premiums and receive benefits under the Company's group health insurance plans, at no cost to the Company. In fiscal 1994, Mr. Bouyer received, in addition, approximately $18,000 for services as a consultant to the Company's French subsidiary. Employee directors receive no separate, additional compensation or options for their services as directors. For additional information on directors' compensation see description under the heading "Arrangements Regarding Resignation of Executive Officers" in the Summary Compensation Table.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors of the Company held eleven meetings during the fiscal year ended July 31, 1994, and took other actions by unanimous consent of the Board of Directors. All directors, except Mr. Maggs, attended at least 75% of the meetings of the Board and of the committees of the Board on which they respectively served. The Board has a standing Compensation Committee which meets periodically and met five times during the fiscal year ended July 31, 1994. The Compensation Committee determines the compensation of all executive officers of the Company. The members of the Compensation Committee are Messrs. Bouyer and Moore. The Board has a standing Audit Committee which meets periodically and met twice during the fiscal year ended July 31, 1994. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to the accounting and financial functions of the Company, including the appointment of the Company's independent auditors. The members of the Audit Committee are Messrs. Butler and Moore. The Board has a standing Strategic Planning Committee which meets periodically and met three times during the fiscal year ended July 31, 1994. The Strategic Planning Committee is responsible for developing and reviewing long-term strategic plans for the Company. The members of the Strategic Planning Committee are Messrs. Blethen, Bouyer, Francis, Miller and Moore. The Board established a Directors' Affairs Committee in June 1994 which will meet periodically and did not meet during the fiscal year ended July 31, 1994. The Directors' Affairs Committee is responsible for review of the make-up of the Board, proposals for new candidates to be members of the Board and review of compensation of directors. The members of the Directors' Affairs Committee are Messrs. Bouyer and Moore.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Graham C.C. Miller, Chairman of the Board, had loans of up to $195,000 outstanding from the Company during fiscal 1994, with interest charged at the prime rate plus 1%. As of this date $132,346 of these loans have been repaid to the Company and the balance of $62,654 remains outstanding. Mr. Miller purchased 242,424 shares of Common Stock, at the fair market value of $4.125 per share, for an aggregate purchase price of $1,000,000, in a private sale of stock completed by the Company in January 1994.

                           COMPENSATION OF EXECUTIVES


SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Presidents and each of the four other most highly compensated executive officers of the Company in 1994, for the past three fiscal years (such executive officers are sometimes collectively referred to herein as the "named executive officers"):

                                            ANNUAL COMPENSATION              LONG TERM
                                  ---------------------------------------   COMPENSATION
                                                               OTHER        ------------
   NAME AND PRINCIPAL                                         ANNUAL          OPTIONS         ALL OTHER
        POSITION           YEAR    SALARY    BONUS(6)     COMPENSATION(7)    GRANTED(#)    COMPENSATION(9)
- - -------------------------  -----  --------   --------     ---------------   ------------   ---------------
Roger W. Blethen.........  1994   $260,000   $  --            $--              55,000          $   670
  President(1)             1993    270,000     29,238         --               36,000              918
                           1992    255,863      --            --               --                  918
Martin S. Francis........  1994    201,500      4,702          41,000(8)       45,000           29,176
  President(2)             1993    154,389    164,901         --               28,000           41,508
                           1992    163,560     48,529         --               --               27,572
John J. Arcari...........  1994    175,000      --            --                8,000              425
  Chief Financial Officer  1993    175,000      1,300         --               15,000              387
                           1992    155,590      --            --               --                  353
Kenneth E. Daub..........  1994    208,000     52,438         --                8,000              840
  Senior Vice President    1993    173,000     57,464         --               15,000            2,534
                           1992    142,825     48,823         --                2,364            3,287
Graham C. C. Miller......  1994    207,000      --            --               30,000           99,400
  Chairman of the          1993    360,000     56,132         --               90,000            6,318
  Board(3)                 1992    365,248      --            --               --                5,792
Richard Boltrus..........  1994    260,000      --            --               --                1,090
  Former Senior            1993    260,000     15,343         --               40,000            2,375
  Vice President(4)        1992    237,629      --            --                3,940            1,555
David A. Adey............  1994    170,000      5,000         --               20,000              405
  Former Senior            1993    140,000      --            --                6,000              367
  Vice President(5)        1992    128,130      --            --                2,121              335

- - ---------------

(1) Mr. Blethen was a Senior Vice President prior to his election as a President of the Company in February 1994.

(2) Mr. Francis was a Senior Vice President prior to his election as a President of the Company in February 1994.

(3) Mr. Miller resigned as President of the Company in February 1994. See "Arrangements Regarding Resignation of Executive Officers" on page 7.

(4) Mr. Boltrus' employment with the Company terminated in September 1994.


[FN]
(5) Mr. Adey's employment with the Company terminated in July 1994. See "Arrangements Regarding Resignation of Executive Officers".

(6) Amounts shown under "Bonus" column for fiscal year 1994 represent, for Mr. Francis and Mr. Adey, bonuses paid under the Executive Bonus Plan in effect for the first two quarters and represent, for Mr. Daub, commission payments. See "Compensation Committee Report on Executive Compensation".

(7) Amounts shown under "Other Annual Compensation" column exclude perquisites if the aggregate amount of the named executive officer's perquisites was less than the lesser of $50,000 or 10% of such officer's salary plus bonus.

(8) Amount shown includes relocation costs payable to Mr. Francis of $19,000 in connection with relocation to the United States, an estimated amount of $15,000 payable for reimbursement of additional tax liabilities as a result of relocation to the United States, and a $7,000 automobile allowance.

(9) Amounts shown under "All Other Compensation" column represent, for Messrs. Blethen, Arcari, Daub, Miller, Boltrus and Adey, taxable amounts in respect of split-dollar life insurance, and for Mr. Miller, with respect to fiscal year 1994, $93,000 in respect of salary continuation, and represent, for Mr. Francis, amounts contributed to benefit plans available generally to employees who are citizens of the United Kingdom.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding options granted during the fiscal year ended July 31, 1994 by the Company to each of the named executive officers:

                                                                                                    POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                                    VALUE AT ASSUMED ANNUAL
                             -------------------------------------------------                      RATES OF STOCK PRICE
                                              % OF TOTAL                                          APPRECIATION FOR OPTION
                                            OPTIONS GRANTED                                               TERM(B)
                              OPTIONS        TO EMPLOYEES       EXERCISE PRICE     EXPIRATION     ------------------------
           NAME              GRANTED(A)     IN FISCAL YEAR        PER SHARE           DATE          5%              10%
- - ---------------------------  ----------     ---------------     --------------     ----------     -------         --------
Roger W. Blethen...........    20,000             5.1%              $3.25            12/16/03     $40,885         $103,610
                               25,000             6.4%              $3.94            03/07/04      61,957          157,009
                               10,000             2.6%              $3.00            04/08/04      18,870           47,820
Martin S. Francis..........    20,000             5.1%              $3.25            12/16/03      40,885          103,610
                               25,000             6.4%              $3.94            03/07/04      61,957          157,009
John J. Arcari.............     8,000             2.1%              $2.125           06/02/04      10,693           27,098
Kenneth E. Daub............     8,000             2.1%              $2.125           06/02/04      10,693           27,098
Graham C. C. Miller........    30,000             7.7%              $3.25            12/16/03      61,328          155,415
Richard Boltrus............         0               0%              $0                 --           --               --
David A. Adey..............    20,000             5.1%              $1.00            12/16/03      85,885          148,610

- - ---------------

(A) With the exception of Mr. Adey's option, these options become exercisable in three installments. Twenty percent become exercisable one year from the grant date, thirty-five percent become exercisable two years from the grant date and forty-five percent become exercisable three years from the grant date. On the grant date of Mr. Adey's option, fifty percent was to become exercisable eight months from the grant date and fifty percent was to become exercisable sixteen months from the grant date, although these terms were modified in connection with Mr. Adey's resignation as Senior Vice President. See "Arrangements Regarding Resignation of Executive Officers".

(B) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock appreciation exercises will depend on the future performance of the common stock and the date on which the options are exercised.



OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth the aggregate dollar value of all options exercised during the fiscal year ended July 31, 1994 and the total number of unexercised options held on July 31, 1994, by each of the named executive officers:

                                                                 NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                      OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                                    FISCAL YEAR END             FISCAL YEAR END(A)
                                 SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
             NAME                  ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - -------------------------------  ---------------   --------   -----------   -------------   -----------   -------------
Roger W. Blethen...............       --              --         129,000         83,800      $ 101,550      $  49,450
Martin S. Francis..............       --              --          67,600         67,400         61,400         36,100
John J. Arcari.................       --              --          43,540         20,000         42,625         28,000
Kenneth E. Daub................       --              --          59,700         20,000         36,786         28,000
Graham C. C. Miller............       --              --         163,100        102,000        134,813        111,750
Richard Boltrus................       --              --         123,740         32,000        108,660         48,000
David A. Adey..................       --              --          38,421        --              64,382        --

- - ---------------

(A) The closing price for the Company's common stock as reported by the NASDAQ National Market System on July 29, 1994, the last business day of fiscal 1994, was $3.375. Value is calculated on the basis of the difference between the option exercise price and $3.375 multiplied by the number of shares of common stock underlying the option.


ARRANGEMENTS REGARDING RESIGNATION OF EXECUTIVE OFFICERS

     In connection with the resignation of Mr. Miller as President of the Company in February 1994, the Company will pay Mr. Miller $90,000 per year as an employee of the Company and Mr. Miller will receive salary continuation of $210,000 per year through January 6, 1996. In addition, Mr. Miller will be eligible to participate in the Company's bonus plan for officers through January 6, 1996, will receive an automobile allowance through September 1, 1996 and will receive health insurance through January 6, 2001. Mr. Miller will not receive any other benefits in connection with his resignation or upon his retirement with the exception of payments under the Company's 401(k) plan.

     In connection with the resignation of Mr. Adey as Senior Vice President of the Company in July 1994, the Company will pay Mr. Adey salary continuation of $105,000, and he will receive health insurance and an automobile allowance through April 1995. In addition, 22,100 shares of stock options became fully vested as of the date of termination of Mr. Adey's employment with the Company and all of his vested stock option shares are exercisable until April 30, 1995.

     The Company is in the process of negotiating a severance arrangement with Mr. Boltrus.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors consists of two directors who are not employees of the Company. The Committee has met five times since the last Annual Meeting of Stockholders of the Company. The Compensation Committee is responsible for establishing compensation policies with respect to all executive officers of the Company and determining on an annual basis the compensation of these individuals.

     The Compensation Committee has identified six goals for its work on behalf of the Company:

     1. Insure appropriate linkage between executive compensation and creation of stockholder value.

     2. Insure that the total compensation program can attract, motivate and retain executives with outstanding abilities.

     3. Determine the competitiveness of current cash and equity incentive opportunities.

     4. Evaluate the components of fixed salary and flexible compensation.

     5. Adopt and implement a cash bonus plan.

     6. Evaluate the effectiveness of the Company's equity opportunities for executives.

     In order to fulfill these goals, the Committee has reviewed salary surveys commissioned by the American Electronics Association, and has reviewed proxy statements from ten companies believed by the Committee to be comparable in size and complexity.

EXECUTIVE BONUS PLAN

     The Board of Directors adopted an Executive Bonus Plan for fiscal 1994 upon recommendation of the Compensation Committee. Bonuses were paid during the first two quarters of fiscal 1994 under this Executive Bonus Plan to only two executive officers and these bonuses were less than five percent of these executive officers' base salaries. In view of the change in senior management and the financial performance of the Company, the Committee determined that no further bonuses would be paid under the Executive Bonus Plan in the second-half of fiscal 1994 and the Plan was deemed canceled for the fiscal year. The Compensation Committee has established a new Executive Bonus Plan to provide for quarterly bonuses which may be paid for the first two quarters of fiscal 1995 based upon financial performance during the last two quarters of fiscal 1994 and the first two quarters of fiscal 1995, with uniform Company goals established by the Committee for all executive officers except Mr. Daub, who receives incentive compensation under a commission plan. Specific participation percentages for each executive officer covered by the Executive Bonus Plan were established with reference to the officer's area and scope of responsibility within the Company. The relevant period for calculation of bonuses has not been completed and the amount of bonuses payable for the first two quarters of fiscal 1995, if any, cannot be determined as of this date.

CHIEF EXECUTIVE OFFICERS' COMPENSATION

     At the beginning of fiscal year 1994, the Committee determined that it would be appropriate for Graham C.C. Miller to have approximately 40% of his total potential cash compensation contingent upon performance through the Executive Bonus Plan. It set his base salary after reviewing the surveys and other information concerning companies deemed by the Committee to be comparable in size and complexity. Mr. Miller's base salary of $300,000, which was approximately seventeen percent lower than for fiscal 1993, was comparable to the base salaries of chief executive officers in the comparable companies. Mr. Miller's compensation arrangements were modified by the Committee effective as of the date of his resignation as President of the Company (See "Arrangements Regarding Resignation of Executive Officers" on page 7). In February 1994 the Board of Directors formed an Office of the Presidents and elected Roger W. Blethen and Martin S. Francis as Presidents of LTX. The Compensation Committee determined that it would be appropriate that the total compensation of Messrs. Blethen and Francis be equal. The Committee established identical base compensation for Messrs. Blethen and Francis and provided other compensation consistent with the goal of equal total compensation for the two Presidents. The total compensation payable to the two Presidents was deemed appropriate based upon past performance of the Presidents and the level of compensation suitable for two individuals charged with the responsibilities of the Office of the Presidents.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     The Committee determined the appropriate portion of each executive officer's total potential cash compensation to be contingent upon performance and payable under the Executive Bonus Plan which was in effect at the beginning of fiscal year 1994. The maximum potential bonuses would have ranged from 17 to 38%, had this plan been in effect for the full fiscal year. Bonuses were paid in fiscal 1994 to two executive officers under this Executive Bonus Plan, and, as discussed above, additional bonuses could be paid in fiscal 1995 under the new Executive Bonus Plan. The Committee set base salaries with reference to both the base salary of the chief executive officer and the salaries of officers with comparable responsibilities in the comparable companies. The average increase in base salaries, approximately six and one-half percent over fiscal 1993, was deemed appropriate by the Committee.

EQUITY ARRANGEMENTS

     The Company maintains three stock option plans and one employee stock purchase plan. Each executive officer is eligible for stock option grants under one of the stock option plans. In determining the size of grants to be made to executive officers, the Committee seeks to implement its stated goal that there be appropriate linkage between executive compensation and the creation of stockholder value. If executive officers are able to increase the market capitalization of the Company, their stock options will achieve significant value and the stockholders will have benefited generally. There is no fixed ratio between Company performance and size of grants or between base salary and size of grants.

                                                Robert E. Moore
                                                Jacques Bouyer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Neither Robert E. Moore nor Jacques Bouyer, the members of the Compensation Committee, is now or has ever been an employee of the Company or its affiliates or has had any other relationship requiring disclosure under the rules and regulations of the Securities and Exchange Commission.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten-percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that no Forms 5 were required for such persons, the Company believes that, during the fiscal year ended July 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and ten-percent shareholders were complied with, except that Mr. Butler failed to file a monthly report of a purchase of 1,000 shares of the Company's Common Stock but did report the transaction in his year-end report on Form 5, which was timely filed.


STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five years ended July 31, 1994 with the total return on the Standard & Poor's 500 Composite
Index and the Standard & Poor's High Technology Composite Index. The comparison assumes $100 was invested on July 31, 1989 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

                                                                   S&P HIGH
                                                    S&P 500       TECHNOLOGY
      MEASUREMENT PERIOD          LTX CORPO-       COMPOSITE       COMPOSITE
    (FISCAL YEAR COVERED)           RATION           INDEX           INDEX
1989                                 100.00          100.00          100.00
1990                                 168.00          106.00          102.00
1991                                 235.00          120.00          106.00
1992                                  76.00          135.00          111.00
1993                                 288.00          147.00          121.00
1994                                 159.00          155.00          141.00

        ITEM 2.  PROPOSAL TO AMEND THE 1990 INCENTIVE STOCK OPTION PLAN

     The Board of Directors has adopted an amendment to the 1990 Incentive Stock Option Plan (as amended, the "1990 Plan"), subject to approval by the stockholders, to increase the number of shares available for issuance under the 1990 Plan from 1,500,000 to 2,700,000 and to provide for the grant of nonstatutory stock options under the 1990 Plan. The Company's 1983 Non-Qualified Stock Option Plan expires on December 31, 1994. The proposed amendments to the 1990 Plan would consolidate the Company's nonstatutory stock option plan in the 1990 Plan. In addition, the amendments to the 1990 Plan provide, subject to approval by the stockholders, that each director who is not an employee of the Company will receive options to purchase 20,000 shares of the Company's common stock on the date first elected to the Board, 6,000 additional shares in each year served as a member of the Board, 2,000 additional shares in each year served as a chairman of a committee of the Board and 1,000 additional shares in each year served as a member of a committee of the Board. Each such option will have an option exercise price of $1.00 per share and will be exercisable, cumulatively, to the extent of one-third of the option shares on each of the first three anniversary dates of the grant of the option. In the event any director standing for re-election is not re-elected to the Board, all of such director's unexercisable option shares will become exercisable immediately. The 1983 Non-Qualified Stock Option Plan, which will expire on December 31, 1994, contains the same provisions respecting stock option grants to each director who is not an employee of the Company as those proposed in the amendments to the 1990 Plan. The amendment also provides that these provisions of the 1990 Plan cannot be amended more than once every six months, other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules and regulations thereunder. As of October 1, 1994, 419,282 shares of common stock remain subject to future grant under the 1990 Plan, not including the

1,200,000 shares approved by the Board of Directors, for which stockholder approval is being requested (although the number currently subject to future grant may increase in the event that presently outstanding options expire or are surrendered or terminated before their exercise). The following is a summary of the material provisions of the 1990 Plan.

     The 1990 Plan is intended to advance the interests of the Company and its stockholders by improving the Company's ability to attract and retain qualified individuals who are in a position to contribute to the management and growth of the Company and its subsidiaries and to provide additional incentive for such individuals to contribute to the Company's future success.

     The 1990 Plan provides that the Company may grant options for not more than 2,700,000 shares of its common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. In the event that any option expires or terminates for any reason without being exercised in full, the unpurchased shares covered thereby will be available for reoffering under the 1990 Plan. Options under the 1990 Plan may be granted on or after October 24, 1990 but not later than October 23, 2000.

     An option under the 1990 Plan may be granted only to an employee, director or consultant of the Company or its subsidiaries. The aggregate fair market value of common stock for which incentive options held by any participant may first become exercisable in any calendar year (determined as of the time the incentive option is granted) shall not exceed $100,000.

     The exercise price under each incentive option granted pursuant to the 1990 Plan shall not be less than 100% of the fair market value on the date of grant. The exercise price of each nonstatutory option is not so limited.

     The 1990 Plan will be administered by the Board of Directors of the Company or by a committee composed of members of the Board (the Board of Directors or any such committee being hereinafter referred to as the "Committee"). With respect to directors and executive officers eligible to receive an option under the 1990 Plan, the 1990 Plan shall be administered by a special committee (the "Special Committee") of the Board of Directors who are "disinterested persons" as defined under Section 16 of the Securities Exchange Act of 1934. The Special Committee is currently the Compensation Committee. The Committee or the Special Committee, as the case may be, will have complete authority, subject to the limitations described herein, to determine which eligible employees will be granted options, the time at which options will be granted, the number of shares covered by each option, and the option period.

     Each option under the 1990 Plan will be evidenced by a written option agreement in such form as may be approved by the Committee. Each option will be exercisable in one or more installments at the time provided in the option agreement, except that no incentive option may be exercised later than 10 years from the date of its grant. Each option will provide that the option will become immediately exercisable in full in the event of a change of control. Options granted under the 1990 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of an optionee only by the optionee. All rights to purchase shares will cease to accrue upon the death or other termination of employment of an optionee, and any accrued rights not then exercised are exercisable only within a limited period thereafter.

     The 1990 Plan is intended to qualify as an "incentive stock option plan" within the meaning of Section 422 of the Internal Revenue Code of 1986, but not all options granted under the 1990 Plan are required to be incentive options. Under the applicable Code provisions, an employee will recognize no income subject to federal income taxation upon either the grant or exercise of an incentive option under the 1990 Plan, and the Company will not be entitled to a deduction for federal income tax purposes as a result of the grant or exercise of the incentive option. Generally, if an optionee disposes of the incentive option shares more than two years after the date the option was granted and more than one year after the exercise of the option, the gain or loss on a sale of the incentive option shares, equal to the difference between the sales price and the option exercise price, will be treated as long-term capital gain or loss. In that case the Company will not be entitled to a deduction at the time the optionee sells the option shares. If the optionee sells the incentive option shares within two years after the date the option is granted or within one year after the date the option is exercised, the optionee will generally be taxed on an ordinary income basis on the sale of the shares on an amount equal to the difference between the fair market value at exercise and the incentive option exercise price. The Company will be allowed a deduction at that time in an amount equal to the ordinary income realized by the employee. In addition, some optionees may be subject to a minimum tax on tax preference income. No taxable income will be recognized by an individual upon the grant of a nonstatutory option under the 1990 Plan. Upon the exercise of the nonstatutory option, however, the amount, if any, by which the fair market value of the shares at exercise exceeds the option exercise price will be treated as ordinary income to the individual in the year of exercise. In that case the Company will be allowed an income tax deduction in an amount equal to the amount the individual recognizes as ordinary income.

RECOMMENDED VOTE

     An affirmative vote of a majority of the Company's common stock represented in person or by proxy at the meeting is necessary to approve the amendments to the 1990 Incentive Stock Option Plan. The Board of Directors recommends that you vote 'FOR' this proposal.

        ITEM 3.  PROPOSAL TO APPROVE THE 1995 LTX (EUROPE) LTD. APPROVED
                               STOCK OPTION PLAN

     The Board of Directors has adopted the 1995 LTX (Europe) Ltd. Approved Stock Option Plan (the "1995 Plan") for LTX (Europe) Ltd. ("LTX Europe"), subject to approval by the stockholders. The 1995 Plan will replace the 1984 LTX (Europe) Ltd. Approved Stock Option Plan (the "1984 Plan"), which expires on December 31, 1994. Under the terms of the 1984 Plan there is no provision for extending it's life beyond that date, and it is therefore proposed that the 1995 Plan will be established with substantially the same terms as the 1984 Plan, to continue the benefits that have been achieved by the 1984 Plan. The following is a summary of the material provisions of the 1995 Plan.

     The establishment of the 1995 Plan is subject to approval being obtained for it from the United Kingdom Inland Revenue (the "Revenue") which is a precondition to the granting of United Kingdom tax benefits that are not available in connection with unapproved stock option arrangements.

     The object of the 1995 Plan, as with the 1984 Plan, is to promote the interest of LTX Europe and therefore of the Company by enabling LTX Europe to attract and retain directors and employees of high caliber who are able to contribute to the future success of LTX Europe which is intended will be reflected in the value of LTX Europe to the Company and its group. The 1995 Plan will provide that selected key directors and employees of LTX Europe will be granted options to acquire stock in the Company. Those eligible for participation in the 1995 Plan will be full-time directors of LTX Europe and employees of LTX Europe who work for at least 20 hours per week for LTX Europe (excluding meal breaks).

     The 1995 Plan provides that the Company may grant options for not more than 100,000 shares of its common stock, subject to increase or decrease in the event of subsequent stock splits or other changes in the stock of the Company. Options under the 1995 Plan may be granted on or after January 1, 1995 (or such later date as may be agreed with the Revenue). The period during which options may be granted will be 10 years from the commencement date of the 1995 Plan.

     The 1995 Plan will be administered by the Committee. With respect to executive officers eligible to receive an option under the 1995 Plan, the 1995 Plan shall be administered by a special committee (the "Special Committee") of the Board of Directors who are "disinterested persons" as defined under Section 16 of the Securities Exchange Act of 1934. Subject to the limitations on the 1995 Plan within its rules as agreed with the Revenue, the Committee or the Special Committee, as the case may be, will have to complete discretion as to the following matters:

          (a) which of the eligible directors and employees of LTX Europe will be granted options,

          (b) the timing of the granting of options,

          (c) the number of shares that will be subject to any option, and

          (d) the period during which options may be exercised.

     Among the factors the Committee will take into account will be the present and potential contribution eligible members of staff have made or are expected to make to the success of the business of LTX Europe.

     The maximum total value of stock that may be covered by all outstanding and unexercised options held by any one member of staff under the 1984 Plan, the 1995 Plan, and any other such Plan at any time will be L100,000 or if greater, 4 times that person's relevant emoluments (excluding non cash benefits in kind).

     The exercise price under each option granted pursuant to the 1995 Plan will be 100% of the open market value of the stock covered by the option grant on the date of grant. This value will be agreed with the Revenue's Share Valuation Division.

     Each option under the 1995 Plan will be evidenced by a written option agreement in a form to be approved by the Revenue. Each option will be exercisable in one or more installments at the time or times provided in the option agreement, except that no option may be exercised earlier than one year after the date it was granted (unless earlier exercise is expressly permitted by the Committee or the Special Committee), or later than ten years from date of grant.

     Options granted under the 1995 Plan will not be transferable otherwise than by will or under the laws of intestate succession, and will generally be exercisable only during the life of the person to whom the option is granted, and only by that person. Upon the death or termination of employment of an option holder any accrued rights not then exercised will only be exercisable within a limited time thereafter.

     Shares acquired under the 1995 Plan by a member of staff will only be transferable if either the shares are registered under the provisions of the Securities Act of 1933 (as amended), or counsel to the Company is satisfied that the transfer would not constitute a violation of that Act.

     Once the 1995 Plan has been approved by the Revenue under the relevant United Kingdom tax legislation, it will be treated as an "Approved Share Option Scheme" for the purposes of United Kingdom law. This status will enable option holders to enjoy certain United Kingdom income tax advantages. The acquisition of shares by a member of staff can give rise to a charge to United Kingdom income tax in the hands of that person on the exercise of the option, based on the difference between the value of the shares acquired at that date of exercise, and the price paid for those shares. In certain situations an income tax charge can also arise on the granting of the option. Assuming the Revenue give their approval, shares granted under the 1995 Plan will not give rise to an income tax charge in the hands of an option holder, either on the granting or the exercise of the option, as long as the option is exercised not less than three years after it is granted, and as long as the other 1995 Plan rules are complied with.

     The only tax charge a member of staff should suffer in connection with stock acquired under the 1995 Plan is United Kingdom Capital Gains Tax on a subsequent disposal by that person should the shares have increased in value during this period of ownership.

RECOMMENDED VOTE

     An affirmative vote of a majority of the Company's common stock represented in person or by proxy at the meeting is necessary to approve the 1995 LTX (Europe) Ltd. Approved Stock Option Plan. The Board of Directors recommends that you vote "FOR" this proposal.

                        INFORMATION CONCERNING AUDITORS

     Arthur Andersen LLP, who have been selected by the Board of Directors as independent public accountants to audit the financial statements of the Company for the 1995 fiscal year, have served as auditors for the Company since 1980. Representatives of Arthur Andersen LLP are expected to be at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                        AMENDMENTS TO COMPANY'S BY-LAWS

     The Board of Directors approved an amendment to the By-laws of the Company in June 1993 to provide that Massachusetts General Law Chapter 110D, which restricts voting rights of those who acquire more than 20% of the Company unless certain conditions are met, shall not apply to acquisitions of stock of the Company. The Board of Directors also approved an amendment to the By-laws of the Company in June 1994 to provide that the Board can set the date of the Annual Meeting of Stockholders.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals to be submitted for vote at the 1995 Annual Meeting must be delivered to the Company on or before July 1, 1995. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail -- Return Receipt Requested.

                                 OTHER MATTERS

     As of this date, management knows of no business which may properly come before the Annual Meeting other than that stated in the Notice of Meeting accompanying this Proxy Statement. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

                                                PAMELA A. KEATING, Clerk

P                                 LTX CORPORATION
                          LTX PARK AT UNIVERSITY AVENUE
R                         WESTWOOD, MASSACHUSETTS  02090
                     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
O         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

X     The undersigned hereby appoints Martin S. Francis and Roger W. Blethen or either of them as Proxies, each with the power to appoint his substitute, and Y hereby authorizes them to represent and to vote as designated below, all of the shares of common stock of LTX Corporation held of record by the undersigned on October 24, 1994, at the annual meeting of stockholders to be held on December 7, 1994, and any adjournments thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES. HOWEVER, YOU MUST SIGN AND RETURN THIS CARD TO ASSURE
REPRESENTATION OF YOUR SHARES.

                                                                  -----------
                                                                  SEE REVERSE
                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE
                                                                  -----------


/X/  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.
PLEASE MARK, SIGN, DATE AND RETURN THIS FORM OF WRITTEN CONSENT PROMPTLY,
USING THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO PROPOSALS NO. 1, 2, AND 3.
1.  To elect Class II Directors for three-year terms                                                     FOR   AGAINST  ABSTAIN
    ending 1997.                    ----------                   2.  Approval of the amendments to       / /     / /      / /
                                                                     the 1990 Incentive Stock Option
NOMINEES:  Roger W. Blethen, Fred J. Butler and Roger J.             Plan.
           Maggs
            / /  FOR ALL        / / WITHHELD FROM                3.  Approval of the 1995 LTX (Europe)   / /     / /      / /
                 NOMINEES           ALL NOMINEES                     Ltd. Approved Stock Option Plan.

/ /_____________________________________________________         4.  To transact such other business as may properly come before
For, except  vote withheld from the nominees noted above             the meeting and any adjournments thereof.



                                                                                                            MARK HERE
                                                                                                           FOR ADDRESS    / /
                                                                                                            CHANGE AND
                                                                                                           NOTE AT LEFT

Please sign exactly as name appears hereon.  When shares are       Signature: __________________________________ Date __________
held by joint tenants, both should sign.  PLEASE MARK, SIGN,
DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.    Signature: __________________________________ Date __________